Exhibit 10.63

Execution Version

U.S. $2,000,000,000

BRIDGE LOAN AGREEMENT

Dated as of May 25, 2011

Among

APPLIED MATERIALS, INC.

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.

CITIBANK, N.A.

Syndication Agents,

BNP PARIBAS

GOLDMAN SACHS BANK USA

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

Documentation Agents

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY SENIOR FUNDING, INC.

and

CITIGROUP GLOBAL MARKETS INC.

Joint Lead Arrangers and Joint Bookrunners

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

Co-Arranger

i

Schedules

Schedule 2.01— Commitments

Schedule 5.02(a)— Existing Liens

Exhibits

Exhibit A	—	Form of Assignment and Assumption

Exhibit B	—	Form of Notice of Borrowing

Exhibit C	—	Form of Interest Election Request

ii

Exhibit D	—	Form of Section 2.14(e) Certificate
Exhibit E	—	Form of Opinion of Vice President, Legal Affairs of the Borrower
Exhibit F	—	Form of Opinion of Dewey & LeBoeuf LLP

iii

BRIDGE LOAN AGREEMENT dated as of May 25, 2011 among APPLIED MATERIALS, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

The Borrower has requested that the Lenders, on the terms and subject to the conditions set forth herein, extend credit to the Borrower to enable it to borrow a principal amount not in excess of $2,000,000,000. The proceeds of such borrowing are to be used (i) to pay the aggregate cash consideration necessary to acquire all of the equity interests of Varian Semiconductor Equipment Associates, Inc. pursuant to a merger agreement dated as of May 3, 2011 and (ii) to pay the fees and expenses incurred in connection with the foregoing.

The Lenders are willing to extend such credit on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 . Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” shall mean any Lender whose credit ratings from Moody’s and S&P fall below Baa3 or BBB-, respectively, but only if the Borrower notifies the Administrative Agent of Borrower’s designation of such Lender as an “Affected Lender” hereunder.

“Affiliate” means, as to any Person any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (but excluding, for purposes of Section 5.02(f), the Borrower or any Subsidiary). For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote, for purposes of Section 5.02(f) 10%, and for all other purposes 5%, or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means the Administrative Agent and each of the Persons listed on the cover page to this Agreement as a Syndication Agent or a Documentation Agent, in such capacity.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA LIBOR Rates Page LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of ABR Borrowings and such Lender’s Eurodollar Lending Office in the case of Eurodollar Borrowings.

“Applicable Margin” means, as of any date, a percentage per annum corresponding to the applicable date and Public Debt Rating in effect on such date as set forth below:

	Level 1: A-/A3		Level 2: Lower than Level 1 or unrated
	Eurodollar	ABR	Eurodollar	ABR
Closing Date until 89 days following the Closing Date	1.00%	-0-	1.125%	0.125%

90th Day following the Closing Date until 179th day following the Closing Date	1.25%	0.25%	1.375%	0.375%

	Level 1: A-/A3		Level 2: Lower than Level 1 or unrated
	Eurodollar	ABR	Eurodollar	ABR
180th day following the Closing Date until 269th day following the Closing Date	1.50%	0.50%	1.625%	0.625%

From the 270th day following the Closing Date and thereafter	1.75%	0.75%	1.875%	0.875%

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment, provided that in the case of Section 2.17 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired in their entirety, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Rate
Level 1
A-/A3 or above	0.10%

Level 2
Lower than Level 1 or unrated	0.125%

“Approved Fund” has the meaning assigned to such term in Section 8.04.

“Arranger” means each of the Persons listed on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date through and including the Termination Date.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalized Lease” means any lease the obligation for rentals with respect to which is required to be capitalized on a Consolidated balance sheet of the lessee and its Subsidiaries in accordance with GAAP.

“Capitalized Rentals” of any Person means at any date the amount at which the aggregate rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a Consolidated balance sheet of such Person.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to United States income taxation.

“Closing Date” means the date on which the Merger is consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01, or (b) if such Lender has entered into an Assignment and Assumption prior to the Closing Date, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.04, as such amount may be reduced pursuant to Section 2.06.

“Company” means Varian Semiconductor Equipment Associates, Inc., a Delaware corporation.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt” means all Debt of the Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis after eliminating intercompany items.

“Consolidated Net Tangible Assets” means, at any date, the total amount of all Tangible Assets of the Borrower and its Subsidiaries after deducting therefrom all liabilities which in accordance with GAAP would be included on their consolidated balance sheet, except Consolidated Debt.

“Consolidated Total Assets” means, at any date, the total assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all Indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all Indebtedness of such Person evidenced by notes, bonds, debentures or other similar evidences of indebtedness, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) including, without limitation, obligations secured by Liens arising from the sale or transfer of notes or accounts receivable; provided that Debt shall not include any sale or transfer of notes or accounts receivable whether or not precautionary Liens are filed or recorded in connection with such sale or transfer of such notes or accounts receivable, if and only if such sale or transfer (A) is accounted for as true sale under GAAP and (B) pursuant to which there is no recourse (other than recourse for breach of customary representations and warranties or in connection with any such sales or transfers) to the seller of such notes or accounts receivable (as evidenced by there being no accounting reserve taken or required to be taken, which in the event a reserve is taken, the amount of Debt shall be deemed to be the amount of such reserve), and provided, further, that all trade payables and accrued expenses constituting current liabilities shall be excluded, (e) all Capitalized Rentals, (f) reimbursement obligations of such Person in respect of credit enhancement instruments, which reimbursement obligations are then due and payable by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, including, without limitation, obligations secured by Liens arising from the sale or transfer of notes, accounts receivable or other assets; provided, however, that so long as such Person is not personally liable for such Debt, the amount of such Debt shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured; provided further, that obligations of such Person secured by Liens on notes, accounts receivable or other assets sold or transferred in a transaction which is accounted for as a true sale under GAAP shall not be Debt under this definition.

The Borrower’s obligations under operating leases and Off-Balance Sheet Leases shall be excluded from this definition of Debt; provided that (A) no such exclusion shall be made if and to the extent that GAAP would require such obligations to be classified as debt for borrowed money and (B) in any event the term “Debt” shall include the Excess Lease Financed Amount (if any).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans as required hereunder, unless such requirement to fund is subject to a good faith dispute, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such requirement to fund is subject to a good faith dispute), or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such requirement to fund is subject to a good faith dispute), (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans under this Agreement; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due unless the subject of a good faith dispute, or (e) (i) has been or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Disposition” or “Dispose” means, with respect to any Person, (i) any sale, transfer, license, lease or other disposition of any property or assets by such Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any Equity Issuance by any Subsidiary of such Person (excluding any such Equity Issuance that would, if made by the Borrower, constitute an Excluded Equity Issuance); provided that the term Disposition shall not include any loss of or damage to, or any condemnation or other taking of, any property or assets.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in such Lender’s Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person (other than a natural Person); provided, however, that none of the Borrower, an Affiliate of the Borrower or a Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, injunctions and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by the Borrower after the Effective Date of (i) any of its Equity Interests or (ii) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in it.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Affiliate” means any member of the ERISA Group.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in such Lender’s Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Lease Financed Amount” means the amount (if any) by which the Lease Financed Amount exceeds (a) $300,000,000 at any time when the Borrower’s Public Debt Rating is lower than BBB+ by S&P and Baa1 by Moody’s or (b) $600,000,000 at any time when the Borrower’s Public Debt rating is at least BBB+ by S&P or Baa1 by Moody’s.

“Excluded Equity Issuances” means any Equity Issuance of the Borrower pursuant to (a) employee and other benefit plans, stock option or stock purchase plans, management equity plans, equity-based compensation plans, other benefit plans or compensation arrangements or accommodations for management, directors or employees of, consultants or advisors to, or contractors with the Borrower or any Subsidiary, whether such plans, arrangements or accommodations are existing on the Effective Date or established thereafter in the ordinary course of business or (b) dividend reinvestment plans established for the benefit of the common stockholders of the Borrower.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any of the other Loan Documents, (a) income or franchise taxes in each case imposed on (or measured by) its net income by (i) the United States of America, (ii) the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or (iii) in the case of any Lender, the jurisdiction in which its Applicable Lending Office is located, (b) any Taxes imposed, deducted or withheld by reason of any present or former connection between the Administrative Agent or such Lender or other recipient (as the case may be) and the jurisdiction imposing such Taxes (other than solely on account of the execution and performance of, the enforcement of any right under or the receipt of any payment under, this Agreement or any of the other Loan Documents), (c) any branch profits taxes imposed by the United States of America or any comparable tax imposed by any foreign jurisdiction, (d) in the case of a Foreign Lender, any Tax imposed, deducted or withheld (i) that is attributable to such Foreign Lender’s failure, inability or ineligibility at any time during which such Foreign Lender is a party to this Agreement to deliver the Internal Revenue Service forms and the Section 2.14(e) Certificate (as applicable) described in Section 2.14(e) certifying that such Foreign Lender is entitled to complete exemption from United States withholding taxation, except to the extent such Foreign Lender’s failure is due to a Change in Tax Law occurring after the date on which such Foreign Lender became a party to this Agreement or the date (if any) on which such Foreign Lender changed its Applicable Lending Office, or (ii) that is imposed on accrued amounts payable to such Foreign Lender at the time of the assignment to such Foreign Lender and its becoming a party to this Agreement, except to the extent that such Foreign Lender’s assignor was entitled, at the time of such assignment, to receive additional payments from the Borrower with respect to such accrued amounts pursuant to Section 2.14(a) and (e) taxes resulting from FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means, collectively, the respective fee letters between the Borrower and the Arrangers relating to this Agreement.

“Foreign Lender” means any Lender that is not a United States Person.

“Foreign Subsidiary” means (i) any Subsidiary of the Borrower that is not organized under the laws of the United States of America or any political subdivision thereof or (ii) any Subsidiary of any Person described in the foregoing clause (i).

“Funded Debt” means, with respect to any Person for such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, at the time of determination, the sum of the outstanding principal amount of all Debt which would be reflected as liabilities on the balance sheet of such Person, other than the following items which shall not be included in Funded Debt: (a) Debt or other obligations of others guaranteed by such Person and its Subsidiaries; (b) all reimbursement obligations (whether contingent or otherwise) in respect of the undrawn portion of letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments (including, without limitation, those outstanding with respect to letters of credit); and (c) all liabilities in respect of unfunded vested benefits under any Plan.

“GAAP” means at any time generally accepted accounting principles as then in effect, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V or any definition of a term used in any such covenant to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent (with the consent or at the direction of the Required Lenders) notifies the Borrower that it wishes to amend any such covenant or definition for such purpose), then, for purposes of such covenant or definition only, “GAAP” shall mean GAAP as in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Required Lenders.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Substances” means any substance or waste defined as “toxic” or “hazardous” under any Environmental Laws, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indebtedness” of any Person means and includes all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intangible Assets” means at any date the total amount of all assets of the Borrower and its Subsidiaries that are properly classified as “intangible assets” in accordance with GAAP and, in any event, shall include, without limitation, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, and deferred charges other than prepaid insurance, prepaid leases and prepaid taxes and current deferred taxes which are classified on the balance sheet of the Borrower and its Subsidiaries as a current asset in accordance with GAAP and in which classification the Borrower’s independent public accountants concur; provided that the foregoing Intangible Assets shall be deemed to be in an amount equal to zero at all times during which such Intangible Assets, in the aggregate, are less than 2% of stockholders’ equity of the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lease Financed Amount” means, with respect to Off-Balance Sheet Leases, the outstanding principal amount of the loan attributable to such Off-Balance Sheet Lease.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from LIBOR01 Page, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

Off Balance Sheet Leases and the arrangements set forth therein shall be excluded from this definition; provided that:

(a) if any portion of the Lease Financed Amount is included in Debt under the last sentence of the definition of Debt, then for purposes of Section 5.02(a), Off-Balance Sheet Leases and the arrangements set forth therein shall be deemed to create a Lien securing the Excess Lease Financed Amount; and

(b) if Off-Balance Sheet Leases and the arrangements set forth therein create a lien on any property or assets other than (i) the property and assets leased pursuant to Off-Balance Sheet Leases, (ii) rights of the Borrower as sublessor of any portion of such property and assets and (iii) Permitted Lease Collateral, such lien shall not be excluded from this definition.

“Loan Documents” means this Agreement, the Notes (if any), and the Fee Letter.

“Loan Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means any material adverse change in the business, financial condition or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole.

“Material Debt” means Debt (other than the Note) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $200,000,000.

“Material Financial Obligations” means a principal or face amount of Debt and/or payment obligations (calculated after giving effect to any applicable netting agreements) in respect of Hedge Agreements of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $200,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $200,000,000.

“Maturity Date” means the first anniversary of the Closing Date.

“Merger” means the merger of a Subsidiary of the Borrower with and into the Company pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of May 3, 2011 among the Borrower, Barcelona Acquisition Corp. and the Company, as amended or modified from time (subject to Section 3.02(c)).

“Moody’s” means Moody’s Investors Service, Inc. or its successors.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contribution, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Cash Proceeds” means, (a) with respect to any Disposition by the Borrower or any Subsidiary, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment, or otherwise, but only as and when received) received by the Borrower or a Subsidiary in respect of such Disposition, net of (i) all attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by the Borrower or a Subsidiary in connection with such Disposition, (ii) all taxes (including taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly or indirectly to the Borrower or a Subsidiary by one or more intermediate Subsidiaries or another Subsidiary organized and existing under the laws of the United States of America or any political subdivision thereof (such taxes, “Specified Taxes”)) paid or reasonably estimated to be payable as a result thereof, (iii) any liabilities or obligations associated with the property or assets Disposed of in such Disposition and retained, indemnified or insured by the Borrower or a Subsidiary after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made to any Person (other than the Borrower or a Subsidiary), with respect to any obligation (x) that is secured by any property or assets subject to such Disposition, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than the Borrower or a Subsidiary) owning a beneficial interest in the property or assets Disposed of in such Disposition (assuming for purposes of this clause (v) that the entire amount of cash proceeds of such Disposition (net of amounts described in clauses (i) through (iv), (vi) and (vii)) were distributed or paid by the applicable Subsidiary or joint venture to all Persons beneficially holding an interest therein or in the property of assets Disposed of in such Disposition at the time of receipt thereof by the such Subsidiary or joint venture, whether or not in fact so distributed or paid), (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or a Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Borrower or a Subsidiary, in either case in respect of such Disposition and (vii) amounts that the Borrower or a Subsidiary intends to apply, or commit to apply, to the purchase price of property or assets useful in the business of the Borrower or its Subsidiaries within 180 days after the receipt of such proceeds (and any amounts otherwise excluded from Net Cash Proceeds under this clause (vii) that are not so applied or committed to be applied within such 180-day period shall be deemed Net Cash Proceeds received by the Borrower on the last day of such 180-day period), (b) with respect to any Property Loss Event, the aggregate amount of all cash proceeds received by the Borrower or any Subsidiary unless the repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence, net of (i) amounts that the Borrower or a Subsidiary intends to apply, or commit to apply, to the restoration or repair of damaged property or assets or to the purchase price of replacement property or assets or other similar property or assets useful in the business of the Borrower or its Subsidiaries within 180 days after the receipt of such proceeds (and any amounts otherwise excluded from Net Cash Proceeds under this clause (i) that are not so applied or committed to be applied within such 180-day period shall be deemed Net Cash Proceeds received by the Borrower on the last day of such 180-day period), (ii) attorneys’ fees, accountants’ fees, consultants’ fees and other fees and expenses incurred by the Borrower or a Subsidiary in respect of such Property Loss Event and (iii) taxes, including Specified Taxes, and (c) with respect to any other Reduction Event, the aggregate amount of all cash proceeds received by the Borrower or any Subsidiary in respect of such Reduction Event, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Borrower or such Subsidiary in connection therewith and net of taxes paid or estimated to be payable as a result thereof (including Specified Taxes).

“Note” has the meaning specified in Section 2.07(e).

“Off-Balance Sheet Leases” means one or more lease agreements and related agreements entered into by the Borrower or any of its Subsidiaries from time to time, in each case in a transaction which the Borrower or such Subsidiary intends to be treated as an “operating lease” for financial reporting purposes but as a loan for one or more of the following purposes: (a) federal, state and local income or franchise tax, (b) bankruptcy, (c) real estate law and (d) commercial law (including uniform commercial law).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents that are imposed by a Governmental Authority in a jurisdiction in which the Borrower is incorporated, organized, managed and controlled or otherwise has a connection (other than solely as a result of entering into, performing any obligations, receiving any payments or enforcing any rights under, this Agreement or any of the other Loan Documents).

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Participant Register” has the meaning assigned to such term in Section 8.04(c).

“PATRIOT Act” has the meaning assigned to such term in Section 8.13.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Lease Collateral” means any cash or cash equivalents securing the obligations of the Borrower or its Subsidiaries in any Off-Balance Sheet Lease.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest announced publicly by JPMorgan Chase Bank, N.A. in New York, New York, from time to time, as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property Loss Event” means (a) any loss of or damage to property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of proceeds of insurance (other than business interruption insurance) exceeding $75,000,000 for any single property (or group of related properties) or (b) any taking of property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof exceeding $75,000,000 for any single taking (or group of related takings).

“Public Debt Rating” means, as of any date for S&P, the lowest rating that has been most recently announced by S&P for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower and, as of any date for Moody’s, the lowest rating that has been most recently announced by Moody’s for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Rate shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Rate will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Rate”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Rate shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Reduction Amount” means, in relation to any Reduction Event, the largest integral multiple of $1,000,000 that does not exceed the amount of the related Net Cash Proceeds.

“Reduction Event” means any Specified Asset Sale, Property Loss Event, Specified Debt Financing or Specified Equity Issuance.

“Register” has the meaning specified in Section 8.04.

“Regulation D” and “Regulation U” means, respectively, Regulations D and U of the Board (or any successor), as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, subject to Section 2.17, Lenders having (i) Loan Exposures representing more than 50% of the total Loan Exposures or (ii) if none of the Lenders have any Loan Exposure, unused Commitments at such time representing more than 50% of the sum of the total unused Commitments.

“Reportable Event” means any “reportable event” as defined in section 4043 of ERISA for which the 30-day notice requirement has not been waived under applicable regulations.

“Revolving Credit Agreement” means the Credit Agreement dated as of May 25, 2011 among the Borrower, the lenders party thereto, and JPMCB, as administrative agent.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors.

“SEC” means the Securities and Exchange Commission.

“Section 2.14(e) Certificate” has the meaning assigned to such term in Section 2.14(e).

“Specified Asset Sale” means any Disposition or series of related Dispositions by the Borrower or any of its Subsidiaries to the same buyer (or affiliated buyers); provided that “Specified Asset Sale” shall not include (i) Dispositions in the ordinary course of business (including without limitation Dispositions of inventory, equipment or tools manufactured by the Borrower or any Subsidiary), (ii) a Disposition or series of related Dispositions the Net Cash Proceeds of which do not exceed $75,000,000 in the aggregate for such Disposition or series of related Dispositions, (iii) Dispositions by the Borrower to any Subsidiary, (iv) Dispositions by any Subsidiary to the Borrower or any other Subsidiary, (v) Dispositions by Foreign Subsidiaries to the extent that, in the case of this clause (v), repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence or (vi) Dispositions in connection with receivables facilities or securitization facilities excluded from the definition of “Specified Debt Financing” pursuant to clause (i) thereof.

“Specified Debt Financing” means any issuance of debt securities (whether in a public offering or a private placement) or borrowing of term loans

(other than the Loans) by the Borrower or any of its Subsidiaries for gross proceeds exceeding $75,000,000, but excluding (i) incurrence of Debt pursuant to revolving credit facilities (including, without limitation, pursuant to the Revolving Credit Agreement), (ii) incurrence of Debt pursuant to receivables facilities or securitization facilities, (iii) issuance of commercial paper supported by facilities described in clauses (i) or (ii), (iv) any Debt incurred in the ordinary course of business, (v) any transactions between the Borrower and any Subsidiary and (vi) any transactions between or among Subsidiaries.

“Specified Equity Issuance” means any Equity Issuance by the Borrower other than an Excluded Equity Issuance.

“Specified Event of Default” means an Event of Default under Sections 6.01(a) (but only if the failure to pay continues for five Business Days after notice to the Borrower from the Administrative Agent), (b) (but only with respect to Specified Representations), (f) or (g).

“Specified Representations” means the representations and warranties of the Borrower contained in Sections 4.01(a) (solely as to the Borrower), (b), (c) and (i).

“Specified Taxes” has the meaning specified in the definition of “Net Cash Proceeds”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Tangible Assets” means, at any date, Consolidated Total Assets (less depreciation, depletion and other properly deductible valuation reserves) after deducting (but without duplication) Intangible Assets.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest of (a) April 30, 2012, (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01 and (c) the Closing Date.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“United States” and “United States Person” have the meaning specified in Section 7701 of the Code.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE 2

THE LOANS

Section 2.01. Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make one or more Loans to the Borrower on a single Business Day during the Availability Period, in an aggregate principal amount not to exceed the amount of such Lender’s Commitment. The Commitments shall terminate on the Termination Date (after the making of any Loans to be made hereunder on such date in accordance with the terms and conditions hereof). The Commitments are not revolving in nature, and amounts borrowed under this Section 2.01 and prepaid under Section 2.06 or 2.08 may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02. Loans and Borrowing. (a) Each Loan to be made on the Closing Date shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in the case of any such Loan made by an Affiliate of such Lender, such Lender shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than it would have received had the Lender, and not such Affiliate, funded such Loan, and such Lender shall not be entitled to the benefits of Section 2.14 with respect to any payments on or with respect to such Loan unless such Affiliate complies with Section 2.14(e) as if it were the Lender.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Request for Borrowing. To request the initial Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Any such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit B hereto and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding Borrowings. (a) Each Lender shall make the initial Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of a Eurodollar Borrowing, 12:00 noon, New York City time and (y) in the case of an ABR Borrowing, 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the initial Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.05. Interest Elections. (a) The Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit C hereto and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing without the prior consent of the Required Lenders and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06. Termination and Reduction of Commitments; Mandatory Prepayments. (a) Unless previously terminated, the Commitments shall terminate on the Termination Date (after the making of any Loans to be made hereunder on such date in accordance with and subject to the terms and conditions hereof).

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Notwithstanding the foregoing, the Borrower, at its sole discretion, shall have the right, but not the obligation, at any time so long as no Event of Default has occurred and is continuing, to terminate in whole (but not in part), any Affected Lender’s Commitment; provided, however, that (i) the Borrower shall simultaneously prepay all accrued fees and all other amounts payable for the account of such Affected Lender hereunder, and (ii) the termination of such Affected Lender’s Commitment shall not affect such Lender’s rights hereunder as to matters occurring prior to such date.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Upon the occurrence of any Reduction Event, (i) on or prior to the Closing Date, the Commitments shall be permanently and ratably reduced by an amount equal to the related Reduction Amount and (ii) after the Closing Date, the Borrower shall apply an amount equal to the related Reduction Amount to ratably prepay the outstanding Loans, any such prepayment to be effected within ten Business Days after receipt by the Borrower or, as applicable, its Subsidiary of the Net Cash Proceeds from such Reduction Event and any such reduction to be effective immediately after receipt by the Borrower or, as applicable, its Subsidiary of the Net Cash Proceeds from such Reduction Event. The Borrower shall notify the Administrative Agent of any Reduction Event and the related Reduction Amount not later than five Business Days after the date of such Reduction Event, and the Administrative Agent shall promptly notify the Lenders thereof.

(e) Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments, except in the event of an Affected Lender whose Commitment is terminated pursuant to the last sentence of paragraph (b) of this Section, in which case the Commitment of such Affected Lender may be terminated without reducing the Commitments of the other Lenders.

Section 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the

Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request, through the Administrative Agent, that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender through the Administrative Agent a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (each such promissory note, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.08. Optional Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, two Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than, subject to Section 2.17, a Defaulting Lender) a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender during the period from and including June 17, 2011 to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Duration Fee. If the Loans have not been repaid in full in cash on or prior to:

(i) the 90th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.50% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the ratable account of each Lender;

(ii) the 180th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.75% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the ratable account of each Lender; and

(iii) the 270th day after the Closing Date, a fully earned and non-refundable duration fee equal to 1.00% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the ratable account of each Lender.

(c) The Borrower agrees to pay to the Persons entitled thereto, fees payable in the amounts and at the times set forth in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12. Increased Costs; Illegality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) If after the date of this Agreement, a Change in Law shall subject any Lender to any Taxes as a result of a change in the basis of taxation by the United States or by the foreign jurisdiction under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof (other than (i) Taxes due to a change in the rate of taxation or (ii)Taxes imposed on or with respect to any payment made by any Borrower hereunder and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then such Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(d) A certificate of a Lender setting forth in reasonable detail the basis for such claim and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Anything in this Agreement to the contrary notwithstanding, if any Change in Law shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or to obtain in the London interbank market the funding for Eurodollar Loans, then (i) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (ii) the obligation of such Lender hereunder to make Eurodollar Loans and to continue Eurodollar Loans shall forthwith terminate, and (iii) such Lender’s Eurodollar Loans then outstanding shall be converted on the last day of the then current Interest Period for such Eurodollar Loans (or on such earlier date as may be required by law) to ABR Loans.

Section 2.13 . Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss (other than loss of applicable margin), cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless deduction of such Taxes is required by law (or by the interpretation or administration thereof); provided that if the Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Indemnified Taxes or Other Taxes (including deductions of such Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.14(a)) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions of such Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions of such Indemnified Taxes or Other Taxes, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, which written demand shall be made within 60 days of the date the Administrative Agent or such Lender received written demand for payment of any Indemnified Taxes or Other Taxes from the relevant Governmental Authority, for the full amount of such Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes properly imposed or asserted on or attributable to amounts payable under this Section 2.14(c)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto. A certificate setting forth the amount of such payment or liability and, in reasonable detail, the manner in which such amount shall have been determined, delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptive evidence of such payment or liability absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to any Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement and on or before the date, if any, such Foreign Lender changes its Applicable Lending Office (i) two duly executed and properly completed Internal Revenue Service Forms W-8ECI or W-8BEN (with respect to the benefit of an income tax treaty), or successor forms, certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (ii) if such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either (x) the forms referred to in clause (i) above certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (y) two duly executed and properly completed Internal Revenue Service Forms W-8BEN (or successor forms) and a duly executed certificate substantially in the form of Exhibit D (any such certificate, a “Section 2.14(e) Certificate”); provided that in the event that a Foreign Lender is not classified as a corporation for United States federal income tax purposes, such Foreign Lender shall take any actions necessary and shall deliver to the Borrower and the Administrative Agent all additional (or alternative) Internal Revenue Service forms and Section 2.14(e) Certificates necessary to fully establish such Foreign Lender’s entitlement to a complete exemption from United States withholding tax on all payments to be made to it under the Loan Documents (including causing its partners, members, beneficiaries or owners, or their beneficial owners, to take any actions and deliver any Internal Revenue Service forms and Section 2.14(e) Certificates necessary to establish such exemption). In addition, each Foreign Lender shall deliver such Internal Revenue Service forms and the Section 2.14(e) Certificate (as applicable) to the Borrower and the Administrative Agent promptly upon the obsolescence, inaccuracy or invalidity of any such Internal Revenue Service forms or Section 2.14(e) Certificate previously delivered by such Foreign Lender pursuant to this Section 2.14(e) unless such Foreign Lender is not legally able to deliver such Internal Revenue Service forms or Section 2.14(e) Certificate.

(f) If a payment made to a Lender under this Agreement or any Assignment and Assumption would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender agrees that, before making a demand under this Section 2.14, it shall use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a designation or assignment will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the reasonable judgment of such Lender, require such Lender to incur a cost or expense, or legal or regulatory disadvantage, determined by such Lender to be material. Upon any such change in any Applicable Lending Office or assignment, such Lender shall provide or cause to be provided to the Administrative Agent and the Borrower the appropriate form specified in Section 2.14(e).

(h) If the Borrower pays any additional amount or indemnity payment pursuant to this Section 2.14 with respect to the Administrative Agent, any Lender or any other recipient, the Administrative Agent or such Lender or other recipient, as the case may be, shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that the Administrative Agent or such Lender or other recipient, as the case may be, shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position, (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it or (iii) no such refund or credit is available under applicable laws. In the event that the Administrative Agent or such Lender or other recipient, as the case may be, receives such a refund or credit, the Administrative Agent or such Lender or other recipient, as the case may be, shall promptly pay to the Borrower an amount that the Administrative Agent or such Lender or other recipient, as the case may be, reasonably determines is equal to the net tax benefit obtained by the Administrative Agent or such Lender or other recipient, as the case may be, as a result of such payment by the Borrower. Nothing contained in this Section 2.14(h)shall require the Administrative Agent or such Lender or other recipient, as the case may be, to disclose or detail the basis of its calculation of the amount of any net tax benefit or its determination referred to in the proviso to the first sentence of this Section 2.14(h) to the Borrower or any other party.

(i) Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes; provided that, in the judgment of the Borrower, such steps shall not subject the Borrower to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Borrower.

Section 2.15 . Payment Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder

(whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 and 2.14 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except that payments pursuant to Section 2.12, 2.13, 2.14 or 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.15(d) or 8.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive any compensation from the Borrower pursuant to Section 2.12 or that would require the Borrower to make a payment to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.14, then (unless in the case of Section 2.12 such Lender determines in its discretion not to request compensation therefor) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable by the Borrower pursuant to Section 2.12 or Section 2.14 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (i) requests compensation under Section 2.12, (ii) requests that the Borrower make a payment to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.14, (iii) becomes a Defaulting Lender, (iv) becomes an Affected Lender, or (v) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders; then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04, with the Borrower or the replacement Lender paying the processing and recording fee), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent to such assignment, which consent shall not unreasonably be withheld, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (in the case of a Defaulting Lender, excluding, for the avoidance of doubt, any amount to which such Defaulting Lender is not entitled in accordance with Section 2.17), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14 such assignment will result in a reduction in or elimination of such compensation or payments in the future and (z) in the case of clause (v) above, such assignee consents to such amendment, waiver or other modification. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that an assignment required to be made by it pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.17. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a); and

(b) the Commitment and Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 8.02) and, notwithstanding Section 8.02, any such Defaulting Lender shall not have the right to vote on or consent to any amendment or waiver under this Agreement if such amendment or waiver does not disproportionately in an adverse manner affect the rights of such Defaulting Lender or increase or extend such Defaulting Lender’s Commitment hereunder.

ARTICLE 3

CONDITIONS TO EFFECTIVENESS AND LOANS

Section 3.01. Conditions Precedent to Effectiveness of Commitments. The Commitments of the Lenders under this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Borrower shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.

(b) The Borrower shall have paid (i) all fees then due in accordance with the Fee Letter and (ii) all invoiced expenses of the Administrative Agent and the Arrangers (including the accrued reasonable fees and expenses of counsel to the Administrative Agent).

(c) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Administrative Agent:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.07.

(ii) Certified copies of the general resolutions of the Board of Directors of the Borrower which authorize the Borrower to enter into this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) A favorable opinion of the Vice President, Legal Affairs of the Borrower, substantially in the form of Exhibit E hereto.

(v) A favorable opinion of Dewey & LeBoeuf LLP, counsel for the Borrower, substantially in the form of Exhibit F hereto.

Section 3.02. Conditions Precedent to Borrowing. The obligation of each Lender to make a Loan on the Closing Date shall be subject to the conditions precedent that the Effective Date shall have occurred and that the following statements shall be true (and the acceptance of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the Closing Date such statements are true):

(a) The Specified Representations shall be true and correct as of the Closing Date.

(b) No Default under Section 6.01(f) or (g) shall have occurred and be continuing as of the Closing Date.

(c) The Merger shall be consummated pursuant to the Merger Agreement simultaneously (or substantially simultaneously) with the funding of the Loans; and the Merger Agreement shall not have been amended or modified in any respect that is materially adverse to the Lenders without the Arrangers’ prior written consent (such consent not to be unreasonably withheld or delayed).

(d) The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company for each subsequent fiscal quarter ended at least 60 days before the Closing Date, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

(e) The Arrangers shall have received (i) a pro forma condensed consolidated balance sheet of the Borrower as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to paragraph (d) above, (ii) a pro forma condensed consolidated statement of income of the Borrower for the most recently completed fiscal year for which financial statements have been delivered pursuant to paragraph (d) above and (iii) a pro forma condensed statement of income of the Borrower for the interim period ending on the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to paragraph (d) above, in each case prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to the presentation of pro forma financial statements in a registration statement under such Act on Form S-1.

(f) All fees required to be paid (including fees payable on or prior to the Closing Date pursuant to the Fee Letter) by the Borrower, and all expenses required to be reimbursed by the Borrower, to the Administrative Agent, the Arrangers or any Lender prior to the Closing Date shall have been paid, to the extent that such invoices have been presented to the Borrower at least one Business Day prior to the Closing Date.

(g) The Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, which is requested at least 10 Business Days prior to the Closing Date.

Section 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Corporate Existence and Power. Each of the Borrower and each Subsidiary:

(i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, except, solely with respect to Subsidiaries, where failure to be duly organized and validly existing under the laws of the applicable jurisdiction of incorporation would not in the aggregate have a Material Adverse Effect;

(ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except where failures to have such licenses and permits would not, in the aggregate, have a Material Adverse Effect; and

(iii) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where failures to be so licensed, qualified or in good standing would not, in the aggregate, have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under (i) the certificate of incorporation or by-laws of the Borrower, (ii) any agreement that purports to affect the Borrower’s ability to borrow money or the Borrower’s obligations under this Agreement or the Notes, or any judgment, injunction, order or decree binding upon the Borrower or any of its Subsidiaries, (iii) any provision of material applicable law or regulation or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries not otherwise permitted by Section 5.02(a).

(c) Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(d) Financial Information. (i) The consolidated balance sheet of the Borrower and its Subsidiaries as of October 31, 2010, and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by KPMG LLP and set forth in the Borrower’s 2010 Form 10-K (or an exhibit thereto), a copy of which has been obtained by each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(ii) There has been no material adverse change since October 31, 2010, in the business, financial position or results of operations of the Borrower and its Subsidiaries, considered as a whole, except as disclosed in the Borrower’s filings with the SEC prior to the Effective Date.

(e) Litigation. Except as set forth under the heading “Legal Proceedings” in the Borrower’s 2010 Form 10-K and as disclosed in any SEC filings of the Borrower made prior to the Effective Date, and then only to the extent that there have been no adverse developments with respect to such “Legal Proceedings” since such Form 10-K or in such SEC filings, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower any investigation, action, suit or proceeding threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse determination which would have a Material Adverse Effect, or (ii) which in any manner draws into question the validity of this Agreement or the Notes.

(f) Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code which will violate Section 5.02(a) hereof or (iii) incurred any unpaid liability in excess of $200,000,000 under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(g) Environmental Matters. The Borrower has a process of conducting periodic internal reviews relating to compliance by the Borrower and its Subsidiaries with Environmental Laws and liabilities thereunder. On the basis of such reviews and other business processes, except as set forth in the Borrower’s 2010 Form 10-K and as disclosed in any SEC filings of the Borrower prior to the date hereof, nothing has come to the attention of the Borrower which would lead it to believe that costs associated with compliance with Environmental Laws or liabilities thereunder (including, without limitation, any capital or operating expenses required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) would have a Material Adverse Effect.

(h) Taxes. All federal and state income tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed and all other tax returns required to be filed in any other jurisdiction have, in fact, been filed, except where the failure to so file in such jurisdictions (other than in connection with federal or state income tax returns) would not have a Material Adverse Effect, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The provisions for taxes on the books of the Borrower and each Subsidiary are adequate for all open years, and for its current fiscal period.

(i) Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(j) Full Disclosure. All written information heretofore furnished by the Borrower to the Agent and the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such written information hereafter furnished by the Borrower to the Agent and the Lenders will not, when taken as a whole and including any filings made with the SEC, contain any untrue statement of a material fact or in the aggregate omit a material fact necessary to make the statements therein not misleading on the date as of which such information is stated or certified; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized).

ARTICLE 5

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Lender shall have any Loan Exposure or any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (A) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (B) where the violation of which, individually or in the aggregate, would not reasonably be expected to (x) result in a Material Adverse Effect or (y) if such violation is not remedied, result in any Lien not permitted under Section 5.02(a).

(b) Payment of Obligations. Pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

(c) Maintenance of Property; Insurance. (i) Keep, and cause each Subsidiary to keep, all property material to its business in good working order and condition (ordinary wear and tear excepted) except to the extent that failure to do so could not be reasonably expected to result in a Material Adverse Effect; provided that nothing in this Section 5.01(c)(i) shall prevent the abandonment of any property if such abandonment does not result in any Default hereunder and the Borrower determines, in the exercise of its reasonable business judgment, that such abandonment is in the interest of the Borrower.

(ii) Maintain, and cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of similar size engaged in the same or a similar business and owning and operating similar properties in similar locations.

(d) Preservation of Corporate Existence, Etc. Preserve, renew and keep in full force and effect, and cause each Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises, except to the extent that failures to maintain their respective rights, privileges and franchises could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.01(d) shall prohibit (A) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Event of Default shall have occurred and be continuing (other than, on or prior to the Closing Date, an Event of Default which is not a Specified Event of Default) or (B) the termination of the corporate existence of any Subsidiary if such termination does not result in any Default hereunder and the Borrower determines, in the exercise of its reasonable business judgment, that such termination is in the interest of the Borrower.

(e) Visitation Rights. Permit the Administrative Agent and the Lenders (i) to visit and inspect during normal business hours (at the expense of such Lender unless an Event of Default has occurred and is continuing), under the Borrower’s guidance and upon reasonable prior notice if a Default shall have occurred and be continuing or, so long as no Default shall have occurred and be continuing, upon not less than three Business Days prior notice, any of the properties of the Borrower or any Subsidiary, (ii) to examine (to the extent material to ascertaining compliance with the terms and provisions hereof or to the extent reasonably related to the financial condition or material operations of the Borrower or a Subsidiary) all of their books of account, records, reports and other papers, and to make copies and extracts therefrom (other than attorney-client privileged and attorney work-product documents) and (iii) to the extent material to ascertaining compliance with the terms and provisions hereof or to the extent reasonably related to the financial condition or material operations of the Borrower or a Subsidiary, to discuss their respective affairs, finances and accounts with their respective officers, employees (who are managers or officers), and independent public accountants and by this provision the Borrower authorizes said accountants to discuss with the Administrative Agent and the Lenders the finances and affairs of the Borrower and its Subsidiaries; provided that the Administrative Agent or the applicable Lender shall have given prior written notice to the Borrower of its intention to discuss such finances and affairs with such accountants and have given the Borrower the opportunity to participate in such discussions, all at such reasonable times and as often as may be reasonably requested. Such inspection and other rights are subject to the provisions of Section 8.12 and applicable law, and shall not extend to trade secrets of the Borrower or its Subsidiaries, to information covered by attorney-client or other privilege or to information subject to third party confidentiality agreements or privacy rights.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with generally accepted accounting principles in effect from time to time.

(g) Reporting Requirements. Deliver in writing or by email to the Administrative Agent (except as stated in clauses (i), (ii), (iv), (vi) and (vii) below and Section 8.01(b)) or make available electronically:

(i) as soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

(A) a consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures as of the close of the fiscal year then most recently ended,

(B) consolidated statements of operations of the Borrower and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding period and portion of the preceding fiscal year and

(C) a consolidated statement of cash flows of the Borrower and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, it being agreed that (1) delivery of such financial statements shall be deemed to be a representation by the Borrower that such financial statements fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of the close of such quarterly fiscal period and their consolidated results of operations and cash flows for the portion of the fiscal year ending at the end of such quarterly fiscal period (subject to normal year-end adjustments) and (2) the Borrower may satisfy the requirements of this Section 5.01(g)(i) by filing its Quarterly Report on Form 10-Q with the SEC; provided that such Form 10-Q satisfies the foregoing requirements of this paragraph (i);

(ii) as soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, copies of:

(A) a consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year, and

(B) consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the two preceding fiscal years, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Borrower to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the end of the fiscal year being reported on and their consolidated results of operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards, it being agreed that the Borrower may satisfy the requirements of this Section 5.01(g)(ii) by filing its Annual Report on Form 10-K with the SEC; provided that such Form 10-K (including the exhibits filed therewith) satisfies the requirements of this paragraph (ii);

(iii) promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Borrower or any Subsidiary, in all cases, material to the financial condition or operations of the Borrower or of the Borrower and its Subsidiaries taken as a whole, and any management letter received from such accountants for the Borrower or such Subsidiary that is material to the financial condition or operations of the Borrower or of the Borrower and its Subsidiaries taken as a whole;

(iv) promptly upon their becoming available, (A) one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and of each regular or periodic report, and any registration statement or prospectus (other than those on Form S-8) filed by the Borrower or any Subsidiary with any securities exchange or the SEC or any successor agency; provided that the filing of such document with the SEC shall satisfy such requirement, and (B) one copy of any orders in any proceedings to which the Borrower or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Borrower or any of its Subsidiaries, which orders are material to the financial condition or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole;

(v) promptly upon the occurrence thereof, written notice of (A) a Reportable Event with respect to any Plan; (B) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other person to terminate any Plan if such termination were to result in a liability of the Borrower or any Subsidiary to the PBGC in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (C) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan or any Multiemployer Plan if such withdrawal would result in a liability of the Borrower or any Subsidiary in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (D) a “prohibited transaction” within the meaning of Section 406 of ERISA (which has not been exempted under or pursuant to Section 408 of ERISA) in connection with any Plan if such “prohibited transaction” would result in a liability of the Borrower or any Subsidiary in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (E) any increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability in an amount that could have a Material Adverse Effect; or (F) the taking of any action by, or the threat in writing of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

(vi) within the periods provided in paragraphs (i) and (ii) above, a certificate of an authorized financial officer of the Borrower stating that such officer has reviewed the provisions of this Agreement and (A) setting forth the information and computations (in sufficient detail) required in order to establish whether the Borrower was in compliance with the requirements of Sections 5.02(a) and 5.03 at the end of the period covered by the financial statements then being furnished and (B) stating whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto; provided, that the email of such certificate in accordance with Section 8.01(b) shall satisfy the delivery requirements of this paragraph;

(vii) within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking and proposes to take with respect thereto;

(viii) promptly upon any change in the Public Debt Rating, a notice reporting such change and stating the date on which such change was publicly announced by the relevant rating agency; and

(ix) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as any Lender through the Agent may reasonably request.

Section 5.02. Negative Covenants. So long as any Lender shall have any Loan Exposure or any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

(i) Liens for taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 5.01(a) or (b);

(ii) any Lien of or resulting from any judgment or award; provided that either (A) the amount secured thereby does not exceed $200,000,000 or (B) if the amount secured thereby does exceed $200,000,000, the time for the appeal or petition for rehearing of such judgment or award shall not have expired, or the Borrower or a Subsidiary shall in good faith be prosecuting an appeal or proceeding for a review thereof, and execution of such judgment or award shall be stayed pending such appeal or proceeding for review;

(iii) Liens incidental to the conduct of business conducted by the Borrower and its Subsidiaries in the ordinary course of business or the ownership of properties and assets owned by the Borrower and its Subsidiaries (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business of the Borrower and its Subsidiaries and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(iv) survey exceptions or encumbrances, encroachments, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, zoning restrictions, declarations of covenants, conditions and restrictions, other title exceptions or other restrictions as to the use of real properties, which are necessary or appropriate in the good faith judgment of the Borrower for the conduct of the business of the Borrower and its Subsidiaries and which, individually or in the aggregate, do not in any event materially impair their use in the operation of the business of the Borrower or of the Borrower and its Subsidiaries taken as a whole;

(v) Liens securing Indebtedness of a Subsidiary to the Borrower or to another Subsidiary;

(vi) Liens existing as of the Effective Date and reflected in Schedule 5.02(a) hereto, including any renewals, extensions or replacements of any such Lien, provided that:

(A) no additional property is encumbered in connection with any such renewal, extension or replacement of any such Lien; and

(B) there is no increase in the aggregate principal amount of Debt secured by any such Lien from that which was outstanding or permitted to be outstanding with respect to such Lien as of the Effective Date or the date of such renewal, extension or replacement, whichever is greater, other than increases attributable to accrued interest, premiums, fees and expenses payable by the Borrower in connection with such renewal, extension or replacement;

(vii) (x) Liens incurred after the Effective Date given to secure the payment of the purchase price and/or other direct costs incurred in connection with the acquisition, construction, improvement or rehabilitation of assets (including Liens incurred by the Borrower or any Subsidiary securing Debt incurred in connection with industrial development bond and pollution control financings) and (y) Liens existing on assets at the time of acquisition thereof or at the time of acquisition by the Borrower or a Subsidiary of any business entity (including a Subsidiary) then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach, provided that (A) except in the case of Liens existing on assets at the time of acquisition thereof or at the time of acquisition by the Borrower or a Subsidiary of any business entity (including a Subsidiary) then owning such assets, the Lien shall be created within twelve (12) months of the later of the acquisition of, or the completion of the construction, improvement or rehabilitation in respect of, such assets and shall attach solely to the assets acquired, purchased, or financed, and (B) except in the case of Liens existing on assets at the time of acquisition thereof or at the time of acquisition by the Borrower or a Subsidiary of any business entity (including a Subsidiary) then owning such assets or Liens in connection with industrial development bond or pollution control financings, at the time of the incurrence of such Lien, the aggregate amount remaining unpaid on all Debt secured by Liens on such assets whether or not assumed by the Borrower or a Subsidiary shall not exceed an amount equal to 75% of the lesser of the total purchase price or fair market value, at the time such Debt is incurred, of such assets (as determined in good faith by the Board of Directors of the Borrower);

(viii) Liens arising from the sale or transfer of accounts receivable and notes of the Borrower and its Subsidiaries, provided that the Borrower and its Subsidiaries shall receive adequate consideration therefor;

(ix) Liens on notes or accounts receivable sold or transferred in a transaction which is accounted for as a true sale under GAAP;

(x) Liens securing Debt, to the extent that such Liens are not otherwise permitted by this Section 5.02(a), provided that immediately after giving effect to the incurrence of any such Lien, the sum of the aggregate principal amount of all outstanding Debt secured by Liens permitted solely by reason of this Section 5.02(a)(x) (together with any renewals, extensions, refinancings or refundings thereof) shall not exceed the higher of (A) 15% of Consolidated Net Tangible Assets and (B) $200,000,000; and

(xi) Liens incurred in connection with any renewals, extensions, refinancings or refundings of any Debt secured by Liens described in Sections 5.02(a)(vii), (viii), (ix) or (x), provided that there is no increase in the aggregate principal amount of Debt secured thereby, other than increases attributable to accrued interest, premiums, fees and expenses payable by the Borrower in connection with such renewal, extension or refinancing or refunding, and no additional property is encumbered.

In the event that any property of the Borrower or its Subsidiaries is subjected to a lien in violation of this Section 5.02(a), but no other provision of this Agreement (the Indebtedness secured by such lien being referred to as “Prohibited Secured Indebtedness”), such violation shall not constitute an Event of Default hereunder if the Borrower, substantially simultaneously with the incurrence of such lien, makes or causes to be made a provision whereby the obligations of the Borrower under the Loan Documents will be secured equally and ratably with all Prohibited Secured Indebtedness and delivers to the Agent and the Lenders an opinion to that effect, and, in any case, such obligations shall have the benefit, to the full extent that, and with such priority as, the Lenders may be entitled to under applicable law, of an equitable lien to secure such obligations on such property of the Borrower or its Subsidiaries that secures Prohibited Secured Indebtedness. The opinion referred to in the preceding sentence shall be addressed to the Administrative Agent and the Lenders, shall contain such qualifications and limitations as are reasonably acceptable to the Administrative Agent and the Required Lenders and shall be delivered by counsel of nationally recognized standing selected by the Borrower and satisfactory to the Administrative Agent and the Required Lenders. Such counsel shall be deemed to be satisfactory to the Administrative Agent and the Required Lenders unless, during the 15 day period after the Agent has received written notice identifying such counsel, the Administrative Agent shall have objected to such selection in writing to the Borrower.

(b) Consolidations, Mergers and Sales of Assets. Consolidate or merge with or into any other Person or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that the Borrower may merge with another Person if immediately after giving effect to such merger (x) no Default shall exist, and (y) the Borrower is the surviving entity.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Change in Nature of Business. Engage, or permit any of its Subsidiaries to engage, in any business if, as a result, the primary business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially different from those lines of business conducted by the Borrower and its Subsidiaries immediately prior thereto or in connection with any business reasonably related or ancillary thereto.

(e) Use of Proceeds. Use proceeds of the Loans made under this Agreement, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock that would result in a violation of Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

(f) Transactions with Affiliates. Enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s (as the case may be) business and upon fair and reasonable terms or on terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except where failure to do so would not have a Material Adverse Effect.

Section 5.03 . Financial Covenant. So long as any Lender shall have any Loan Exposure or any Commitment hereunder, the Borrower will maintain, as of the last day of each fiscal quarter, a ratio of Consolidated Funded Debt to the sum of Consolidated Funded Debt plus Consolidated shareholders’ equity of not greater than 0.60 to 1.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due or shall fail to pay any interest, fee, or other amount payable hereunder within three Business Days or five days after it becomes due, whichever is later;

(b) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(c) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than clause (a) above) if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender;

(d) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

(e) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (after the lapse of any cure period and the receipt of any required notices) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(f) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall take any corporate action to authorize any of the foregoing; provided that no event otherwise constituting an Event of Default under this clause (f) shall be an Event of Default if the total assets of all entities with respect to which an event has occurred which would otherwise have constituted an Event of Default under this clause (f) or clause (g) do not exceed $200,000,000 in the aggregate;

(g) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; provided that no event otherwise constituting an Event of Default under this clause (g) shall be an Event of Default if the total assets of all entities with respect to which an event has occurred which would otherwise have constituted an Event of Default under clause (f) or this clause (g) do not exceed $200,000,000 in the aggregate;

(h) any ERISA Affiliate shall fail to pay when due (or in the case of an ERISA Affiliate acquired by the Borrower or a Subsidiary after the due date thereof, within 30 days after such ERISA Affiliate is so acquired) an amount or amounts aggregating in excess of $200,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more ERISA Affiliates to incur a current payment obligation in excess of $200,000,000;

(i) final judgments or orders for the payment of money in excess of $200,000,000 in the aggregate (excluding amounts with respect to which a financially sound and reputable insurer has admitted liability as provided below) shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied, unbonded, unvacated or unstayed for a period of 60 consecutive days; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(i) if and for so long as and to the extent that (i) the amount of such judgment or order is covered (subject to deductibles) by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer shall be rated, or , if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured shall be rated, at least “A-” by A.M. Best Company or its successor or successors, and (iii) such insurer(s) has been notified of, and has not refused the claim made for payment of, the amount of such judgment or order; or

(j) either (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of Voting Stock of the Borrower; or (ii) during any period of 12 consecutive calendar months, commencing before or after the date of this Agreement, individuals who were directors of the Borrower on the first day of such period (the “Initial Directors”) shall cease for any reason to constitute a majority of the board of directors of the Borrower unless the Persons replacing such individuals were nominated or elected by a majority of the directors (x) who were Initial Directors at the time of such nomination or election and/or (y) who were nominated or elected by a majority of directors who were Initial Directors at the time of such nomination or election;

then, and in any such event (other than, on or prior to the Closing Date, an Event of Default which is not a Specified Event of Default), the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, (A) the obligation of each Lender to make Loans shall be automatically terminated and (B) the Loans, all such interest and all such amount shall automatically, without any notice to the Borrower or any other act by the Agent or any Lender, become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving at least fifteen days advance written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor shall be approved by the Borrower (such approval (x) not to be unreasonably withheld or delayed and (y) not to be required following the occurrence and during the continuance of an Event of Default; provided that during the continuance of an Event of Default, such appointment shall be made in consultation with the Borrower). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Nothing in the Loan Documents shall impose on any Agent other than the Administrative Agent, in its capacity as an Agent, or on any Arranger, other than in its capacity, as applicable, as a Lender, any obligation or liability whatsoever.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower at its address or facsimile number set forth below; provided that notices to the Borrower given pursuant to Sections 6.01, 8.04 or 8.08 shall be delivered by mail or express delivery to the address set forth below (and not by facsimile or other electronic means), (ii) in the case of the Administrative Agent, at its address or facsimile number set forth below, (iii) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (iv) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (x) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.01 and the appropriate answerback is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 8.01; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.

Borrower’s Address:

Applied Materials, Inc.

3050 Bowers Avenue, M/S 1234

P.O. Box 58039

Santa Clara, CA 95052-8039

Attention:                 Robert M. Friess,

                                 Vice President and Treasurer

Fax:    (408) 986-7825

Email: Robert_Friess@amat.com

and

Applied Materials, Inc.

3050 Bowers Avenue, M/S 1241

P.O. Box 58039

Santa Clara, CA 95052-8039

Attention:            Joseph J. Sweeney,

                             Senior Vice President,

                             General Counsel and Corporate Secretary

Fax:    (408) 563-4635

Email: Joseph_Sweeney@amat.com

Administrative Agent’s Address:

JPMorgan Chase Bank, N.A.

Attention: Talitha L. Humes

1111 Fannin, 10th Floor

Houston, TX 77002-6925

Fax:    (713) 750-2878

Email: talitha.l.humes@jpmchase.com

Copy to:

JPMorgan Chase Bank, N.A.

Attention: Kinjal Icecreamwala

383 Madison Avenue

New York, NY 10017

Fax: (212) 270-5127

Email: kinjal.h.icecreamwala@jpmchase.com

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 8.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) No Loan Document (other than the Fee Letter) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that, subject to Section 2.17(b), no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, provided, that this clause (iii) shall not apply to the postponement or waiver of any reduction of the Commitment or prepayment of the Loans required under Section 2.06(d), (iv) change Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, including Section 2.17(b), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without its prior written consent of the Administrative Agent; and provided further that the Administrative Agent may, with the written consent of the Borrower but without the consent of any other Lender, amend, modify or supplement the Loan Documents to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause (a) unless, (w) in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest; (x) the Administrative Agent or any such Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other indemnified persons; (y) the Administrative Agent or any such Lender shall have reasonably concluded that it otherwise has interests divergent from those of the indemnified persons; or (z) the Borrower shall authorize in writing the Administrative Agent or any such Lender to employ separate counsel at the Borrower’s expense.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result, of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) the actual or alleged presence of Hazard Substances on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent (A) that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary against any Indemnitee for material breach of such Indemnitee’s express obligations hereunder (including, for the avoidance of doubt, any failure by such Indemnitee to comply with its obligation to fund any portion of its Loans as required hereby) or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (B) any settlement with respect to such losses, claims, damages, liabilities or related expenses is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld or delayed).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such; and provided further that any such payment by any Lender shall not affect the Borrower’s obligations pursuant to paragraph (a) or (b) of this Section.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required under this subclause (A) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, subsequent to the Closing Date, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) each assignment shall be to an Eligible Assignee;

(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or an integral multiple of $1,000,000 in excess thereof) unless each of the Borrower and the Administrative Agent otherwise consent; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after its actual receipt of written notice thereof and provided, further, that no such consent of the

Borrower shall be required if an Event of Default has occurred and is continuing;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment (except for the assigning Lender, if such Lender is being replaced pursuant to Section 2.16(b)) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) a processing and recordation fee of $3,500;

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(F) without the written consent of the Borrower, in no event shall any assignment to any Person (other than an Arranger or Affiliate of an Arranger) result in the assignee (together with its Affiliates) holding more than 25% of the aggregate amount of the Commitments.

For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 8.03; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender (unless such Lender is being replaced pursuant to Section 2.16(b)) and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 8.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (iv) in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender. A Participant shall be subject to the mitigation obligations and the right of replacement by the Borrower under Section 2.16 to the same extent as if it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b)

of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority; provided that, except with respect to any audit or examination conducted by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority, the Administrative Agent or such Lender, as applicable, shall use reasonable efforts to promptly notify the Borrower of such disclosure (unless such disclosure is not legally permissible), (c) (i) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or (ii) in connection with any pledge or assignment permitted under Section 8.04(d), it being understood that, in the case of this subclause (ii), the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, or any actual or prospective credit insurance provider, relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower and its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.13. USA Patriot Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower and each of its Subsidiaries shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

Section 8.14. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the Loans contemplated by this Agreement and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

APPLIED MATERIALS, INC.

By:	/s/ Robert M. Friess
Name: Robert M. Friess
Title: Vice President and Treasurer

[Signature Page to Bridge Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

[Signature Page to Bridge Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Bridge Loan Agreement]

CITIBANK, N.A., as Lender

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

[Signature Page to Bridge Loan Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

[Signature Page to Bridge Loan Agreement]

BNP PARIBAS, as Lender

By:	/s/ Renaud-Franck Falce
Name: Renaud-Franck Falce
Title: Managing Director

By:	/s/ Nicolas Rabier
Name: Nicolas Rabier
Title: Director

[Signature Page to Bridge Loan Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton

Name: Mark Walton
Title: Authorized Signatory

[Signature Page to Bridge Loan Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Raed Y. Alfayoumi

Name: Raed Y. Alfayoumi
Title: Vice President

[Signature Page to Bridge Loan Agreement]

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ Robert Besser

Name: Robert Besser
Title: Managing Director

[Signature Page to Bridge Loan Agreement]

DBS BANK LTD., LOS ANGELES AGENCY, as Lender

By:	/s/ James McWalters

Name: James McWalters
Title: General Manager

[Signature Page to Bridge Loan Agreement]

MIZUHO CORPORATE BANK, LTD., as Lender

By:	/s/ Bertram H. Tang

Name: Bertram H. Tang
Title: Senior Vice President

[Signature Page to Bridge Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Richard J. Ameny Jr.

Name: Richard J. Ameny Jr.
Title: Vice President

[Signature Page to Bridge Loan Agreement]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Sid Khanolkar

Name: Sid Khanolkar
Title: Vice President

[Signature Page to Bridge Loan Agreement]

Schedule 2.01 – Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$580,000,000.00
Citibank, N.A.	$395,000,000.00
Morgan Stanley Senior Funding, Inc.	$260,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$175,000,000.00
BNP Paribas	$100,000,000.00
Goldman Sachs Bank USA	$100,000,000.00
KeyBank National Association	$65,000,000.00
The Bank of New York Mellon	$65,000,000.00
DBS Bank Ltd., Los Angeles Agency	$65,000,000.00
Mizuho Corporate Bank, Ltd.	$65,000,000.00
U.S. Bank National Association	$65,000,000.00
Wells Fargo Bank, N.A.	$65,000,000.00

Total	$2,000,000,000.00

Schedule 5.02(a) – Existing Liens

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:______________________________

2. Assignee:______________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower: Applied Materials, Inc.

4. Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5. Credit Agreement: The Bridge Loan Agreement dated as of May [_], 2011 among Applied Materials, Inc., the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[2]

	$	$	%

	$	$	%

	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][3]

[APPLIED MATERIALS, INC.]

By:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and satisfies the other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(g) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[Form of Borrowing Request]

NOTICE OF BORROWING1

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below,

c/o JPMorgan Chase Bank, N.A.

[Attention: [            ]

1111 Fannin, 10th Floor

Houston, TX 77002-6925

Fax: (713) 427-6307

Email: [            ]]

[Date]

Ladies and Gentlemen:

We refer to the Bridge Loan Agreement dated as of May [_], 2011 (the “Credit Agreement”; capitalized terms that are used herein but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement) among the undersigned, certain lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby give you notice pursuant to Section 2.03 of the Credit Agreement as follows:

Principal Amount[2]:
Date of the
Borrowing[3]:
Type[4]:

[1]

This letter shall be delivered no later than (x) in the case of an ABR Borrowing, 12:00 noon (New York City time) on the date of such Borrowing (which shall be a Business Day), and (y) in the case of a Eurodollar Borrowing, 1:00 p.m. (New York City time) on the date three Business Days before the date of such Borrowing.

[2]	Such amounts shall, in the case of a Eurodollar Borrowing, be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

[3]	On any Business Day.

[4]	Either, “ABR Borrowing” or “Eurodollar Borrowing.”

Initial Interest
Period[5]:
Account Information[6]:

Very truly yours,

APPLIED MATERIALS, INC.

By:
Name:
Title:

[5]	Only for Eurodollar Borrowings.

[6]	The location and number of the account to which funds are to be disbursed.

EXHIBIT C

[Form of Interest Election Request]

NOTICE OF INTEREST ELECTION1

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below,

c/o JPMorgan Chase Bank, N.A.

[[Attention: [            ]

1111 Fannin, 10th Floor

Houston, TX 77002-6925

Fax: (713) 427-6307

Email: [            ]]

[Date]

Ladies and Gentlemen:

We refer to the Bridge Loan Agreement dated as of May [_], 2011 (the “Credit Agreement”; capitalized terms that are used herein but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement) among the undersigned, certain lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby give you notice pursuant to Section 2.05 of the Credit Agreement as follows:

Applicable
Borrowing[2]:
Effective Date[3]:

[1]

This letter shall be delivered no later than (x) in the case of an ABR Borrowing, 12:00 noon (New York City time) on the date of such Borrowing (which shall be a Business Day), and (y) in the case of a Eurodollar Borrowing, 1:00 p.m. (New York City time) on the date three Business Days before the date of such Borrowing.

[2]

The Borrowing to which this Interest Election Request applies and, if different options are being elected with respect to different portions of the Borrowing, the portions thereof to be allocated to each resulting Borrowing (in which case the Type and applicable Interest Period shall be specified for each resulting Borrowing).

[3]	The effective date of the election made pursuant to this Interest Election Request, which shall be a Business Day.

Type[4]:
Applicable Interest
Period[5]:

Very truly yours,

APPLIED MATERIALS, INC.

By:
Name:
Title:

[4]	Whether the resulting Borrowing is to be an ABR Borrowing or Eurodollar Borrowing.

[5]	Only for Eurodollar Borrowings.

EXHIBIT D

[Form of Section 2.14(e) Certificate]

CERTIFICATE

Reference is made to the Bridge Loan Agreement dated as of May [_], 2011 (as from time to time amended, the “Credit Agreement”) among Applied Materials, Inc., certain lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to Section 2.14(e) of the Credit Agreement, [name of Foreign Lender] (the “Lender”) hereby certifies that:

1.	The Lender is the sole record and beneficial owner of the interest in the Loans and Commitment (the “Interest”) in respect of which it is providing this certificate.

2.	The Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, including that the Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.	The Lender meets all of the requirements under Section 871(h) or 881(c) of the Code and the U.S. Treasury regulations thereunder to be eligible for a complete exemption from withholding of United States federal income tax on interest payments made to it under the Loan Documents, including without limitation, that (i) it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, (ii) it is not a “controlled foreign corporation” with respect to which the Borrower is a related person within the meaning of Section 864(d)(4) of the Code, and (iii) and amounts received by it pursuant to the Loan Documents are not effectively connected with its conduct of a trade or business in the United States.

4.	The Lender shall promptly notify the Borrower and the Administrative Agent in writing if any of the certifications made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date:________________

EXHIBIT E

[Form of Opinion of Vice President, Legal Affairs of the Borrower]

[Effective Date]

To each of the Lenders parties

to the Bridge Loan Agreement dated

as of May [_], 2011

among Applied Materials, Inc.,

said Lenders and JPMorgan Chase Bank, N.A.,

as Administrative Agent

Applied Materials, Inc.

Ladies and Gentlemen:

I am the Vice President, Legal Affairs of Applied Materials, Inc. (the “Borrower”) and have acted as its counsel in connection with the execution and delivery of the Bridge Loan Agreement, dated as of May [_], 2011 (the “Loan Agreement”), among the Borrower, certain lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Loan Agreement are used herein with the same meaning.

In connection with this opinion, I have examined executed copies of the Loan Agreement and the Notes and such other documents, records, agreements and certificates as I have deemed appropriate. I have also reviewed such matters of law as I have considered relevant for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposes to be engaged.

2. The execution, delivery and performance by the Borrower of the Loan Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or, to the best of my knowledge, of (i) any judgment, injunction, order or decree or (ii) any material agreement or other material instrument binding upon the Borrower, or result in the creation or imposition of any Lien on any asset of the Borrower.

3. To the best of my knowledge, except as set forth under the heading “Legal Proceedings” in the Borrower’s 2010 Form 10-K and other SEC filings filed by the Borrower prior to the date of this opinion, there are no pending or threatened actions, suits or proceedings against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator in which there is a reasonable possibility of an adverse determination which would have a Material Adverse Effect, or which in any manner draws into question the validity of the Loan Agreement or the Notes.

Certain Assumptions

With your permission I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies and the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and (c) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

Certain Limitations and Qualifications

I express no opinion as to laws other than laws of the State of California, the federal law of the United States of America and the General Corporation Law of the State of Delaware. I am licensed to practice law only in the State of California.

The phrase “to the best of my knowledge” is intended to indicate that, during the course of the performance of my duties as Vice President, Legal Affairs, of the Borrower, no information that would give me current actual knowledge of the inaccuracy of such statement has come to my attention.

Use of Opinion

This opinion is solely for your benefit (and the benefit of any assignee) in connection with the transaction covered by the first paragraph of this letter and may not be relied upon, used, circulated, quoted or referred to, nor may copies hereof be delivered to, any other person without my prior written approval. I disclaim any obligation to update this opinion for events occurring or coming to my attention after the date hereof.

Very truly yours,

Vice President, Legal Affairs

EXHIBIT F

[Form of Opinion of Dewey & LeBoeuf LLP]

[Effective Date]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special New York counsel to Applied Materials, Inc., a Delaware corporation (“Borrower”), in connection with the Bridge Loan Agreement, dated as of May 25, 2011 (the “Credit Agreement”), by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). This opinion is furnished to you pursuant to Section 3.01(g)(v) of the Credit Agreement. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement.

We have examined each of the following documents:

(a) the Credit Agreement; and

(b) each of the Notes dated as of May 25, 2011, made by Borrower in favor of Lenders who requested them (collectively, the “Notes” and together with the Credit Agreement, the “Loan Documents”);

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. We have assumed, with your permission and without independent verification of any kind: (a) that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as originals or duplicate originals are authentic; and (d) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents. As to questions of fact relevant to this opinion, we have assumed, without independent investigation or verification of any kind, the accuracy of the representations and warranties in the Loan Documents and have relied upon certificates and written statements and other written information of public officials, officers and representatives of the Borrower.

In rendering the opinions expressed below, we have assumed, with your permission and without any independent investigation or verification of any kind, that: (i) each party to any Loan Document has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified in each other jurisdiction in which the conduct of its business or the ownership of its property makes such qualification necessary; (ii) each party to any Loan Document has full power and authority to execute, deliver and perform such Loan Documents to which it is a party; (iii) the execution, delivery and performance of the Loan Documents by each party thereto have been duly authorized by all requisite action (corporate or otherwise) on the part of such party; (iv) the Loan Documents have been duly executed and delivered by each party thereto and other than with respect to the Borrower, constitute legal, valid and binding obligations of each party thereto, enforceable against such party in accordance with their respective terms; (v) the execution, delivery and performance of the Loan Documents by each party thereto do not and will not violate the charter, by-laws or other organizational documents of such party; and (vi) no consent or authorization of, filing with, notice to or other similar act by or in respect of, any federal or state court or governmental authority pursuant to any federal or state statute is required to be obtained or made by or on behalf of any Person on or prior to the date hereof in connection with its execution, delivery or performance of the Loan Documents, or the performance of its obligations thereunder.

On the basis of and subject to the foregoing, and subject to the additional limitations, qualifications and exceptions set forth below, we are of the opinion that each Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Our opinion expressed herein are subject to the following qualifications:

A. Our opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium, rearrangement, liquidation, conservatorship or other laws relating to or affecting creditor rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity). These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. Without limiting the foregoing qualifications, the opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law, including the provisions relating to fraudulent conveyances.

B. Certain rights, remedies, waivers, releases or disclaimers contained in the Loan Documents may be limited or rendered unenforceable by applicable law.

C. Indemnities, rights of contribution, exculpatory provisions, waivers and provisions requiring arbitration of disputes may be limited by statute or public policy.

D. We express no opinion with respect to the enforceability of any provisions of the Loan Documents that purport to require payment or reimbursement of attorneys’ fees or litigation expenses of another party.

E. We express no opinion, either directly or indirectly, as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the federal laws of the United States of America, as currently in effect. Notwithstanding the foregoing, we express no opinion as to (i) any federal or state securities or “blue sky” laws, (ii) any tax laws, (iii) any state or United States federal laws relating to environmental, energy regulatory, land use, health, safety, or welfare matters, (iv) any local laws or ordinances, (v) any intellectual property laws, (vi) the enforceability of the choice of law provisions in the Loan Documents except insofar as such provisions designate New York law and enforcement of the Loan Documents is sought in the courts of the State of New York, (vii) the subject matter jurisdiction of any United States District Court or (viii) the enforceability of any provision regarding the conclusive effect of any judgment or the enforcement thereof in any jurisdiction other than the jurisdiction in which rendered.

This opinion is being furnished to you in connection with the transactions evidenced by the Loan Documents. The Administrative Agent and each Lender (and their permitted successors and assigns) may rely upon our opinion set forth herein in connection with those transactions. None of the Administrative Agent or any Lender may rely upon our opinion set forth herein for any other purpose. Our opinion set forth herein may not be relied upon by any other person, firm, corporation, partnership or other entity without our prior written consent except that it may be disclosed (i) to your bank examiners and any other Governmental Authority or self-regulatory body to which you report or to which you are subject to review, (ii) as required by law or pursuant to legal process, and (iii) to your accountants, lawyers and other advisors so long as such accountants, lawyers and other advisors agree not to disclose, quote or file this opinion, but no such person may rely upon this opinion without our prior written consent.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

Very truly yours,